Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form SB-2) and related Prospectus of Topspin Medical Inc. for the registration of 121,842,920 shares of its common stock and to the use therein of our report dated January 16, 2007, with respect to the consolidated financial statements of Topspin Medical Inc. for the year ended December 31, 2005 and the period from inception (September 20, 1999) through December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global
Haifa, Israel
January 17, 2007